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                                                                    Exhibit 10.5


                              AMERICOMM HOLDINGS INC.

May 19, 1998

Mr. Scott P, Ebert
1105 Autumn Chase Court
Marietta, GA 30064

Dear Scott,

I am very pleased to offer the following amendments to your existing employment letter dated June 15, 1995 (the "Original Letter"). Unless specifically amended by a provision of this letter, all provisions of that letter will remain applicable and in force,

ANNUAL BASE COMPENSATION

Effective upon acceptance of the provisions of this letter, your base compensation expressed on an annual basis will be increased to $115,000. Furthermore, once the organizational structure of DMAC Holdings, Inc. ("DMAC") and your full range of responsibilities are defined, your new position will be surveyed to determine whether an upward adjustment in your annual base compensation is warranted. In no case will the results of this survey result in a downward reduction of your then current base compensation.

Your annual base compensation will continue to be subject to review on an annual basis, beginning in January 1999. Any increase in base compensation will be subject to the approval of the Compensation Committee of the Board of Directors (the "Compensation Committee").

INCENTIVE COMPENSATION

Effective upon acceptance of the provisions of this letter, your maximum incentive compensation award will be increased from 20% to 30% of base compensation.

An award under this incentive compensation plan will continue to be based on certain individual and company wide performance results. However, for the 1998 incentive plan year, you will be guaranteed a minimum incentive compensation award of $20,000, regardless of the calculated award under the 1998 plan.

For 1999 and subsequent years, any award will be as calculated under the then current plan and will be subject to the approval of the Compensation Committee.

SEVERANCE PROVISION

The period of base compensation continuation under the severance provisions of Original Letter will be increased from six months to nine months.

In addition, this severance provision will be applicable to either voluntary or involuntary termination, excepting termination for cause and / or commission of an illegal act.

       5775 PEACHTREE DUNWOODY ROAD SUITE C-150   -   ATLANTA, GA 30342-1505
                        404.256.1123   -   FAX 404.705.9929


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MR.  SCOTT P. EBERT
MAY 19, 1998


CONTINUING EDUCATION

As we discussed, it is in the best interests of the company for you to broaden your general management education. Therefore, the company will provide 50% of the tuition and reimburse all expenses associated with an appropriate executive education program. It is understood that this program will be of the type that requires several periods of offsite classroom activity.

STOCK OPTION

Although the exact form of the plan is not yet fully known, you will be included in the DMAC stock option plan. This plan will most likely take the form of other plans in place at McCown De Leeuw & Company (MDC) portfolio companies. As such, the plan will attempt to provide for an approximate amount of liquidation proceeds for each option holder. The target amount of such proceeds for your option holding will be approximately $1,000,000, based on the financial model prepared by MDC for DMAC.

Naturally, you understand that no return is guaranteed and that the eventual proceeds under any option plan are dependent on the performance of the company, market conditions and timing. Nonetheless, you should regard the amount of target proceeds as an indicator of your perceived worth and importance to the success of DMAC.

I sincerely hope that these amendments are attractive to you and that you choose to continue with AHI and DMAC. I have enjoyed our relationship and look forward to continuing it in this highly attractive opportunity. Please indicate the acceptance of the provisions of this letter by countersigning the letter and returning it to me.

Sincerely,

AMERICOMM HOLDINGS, INC.



/s/ Robert M. Miklas
--------------------
Robert M. Miklas
President & CEO




/s/ Scott P. Ebert  May 19, 1998
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Scott P. Ebert           Date


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